Exhibit (a)(2)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name: The name of the statutory trust amended hereby is FLAT ROCK CAPITAL CREDIT FUND.

2.	Amendment: The Certificate of Trust is hereby amended by changing the name of the statutory trust to FLAT ROCK CORE INCOME FUND.

3.	Effective Date: This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned Treasurer and Chief Financial Officer of the Trust has executed this Certificate of Amendment on the 18th day of August 2020.

By:	/s/ Robert K. Grunewald
Name:	Robert K. Grunewald
Title:	President, Chief Executive Officer and Trustee